12B-1 PLAN IMPLEMENTING AGREEMENT

    Liberty Variable Investment Trust, a Massachusetts business trust (the Trust), and Liberty Funds Distributor, Inc., (LFDI) a Massachusetts corporation, agree effective June 1, 1999, as amended May 30, 2000:

    1. 12B-1 PLAN. The Trust, on behalf of its Funds, has adopted a so-called "Rule 12b-1 Plan" (the "Plan") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act").

      This Agreement shall apply to each Fund named in Appendix 1 as that Appendix may be amended from time to time by the parties, in writing.

    2. PAYMENTS, EXPENDITURES AND REPORTS.

      A. Each Fund shall pay LFDI the amount then due LFDI under a Plan on the 20th day of each month, or, if such day is not a business day, the next business day thereafter, during the term of this Agreement.

      B. LFDI shall expend the amounts paid to it by the Funds under a Plan in its discretion, so long as such expenditures are consistent with the Rule, the Plan, and any instructions LFDI may receive from the Trustees of the Trust.

      C. LFDI shall make all reports required under the Act, the Rule or a Plan to the Trustees of the Trusts, as provided in the Act, the Rule and any Plan or as requested by the Trustees. If a participating insurance company (as defined in the Plan) is an "affiliate" of LFDI (as that term is defined in the Act), LFDI shall obtain comparable information from that participating company and provide such information to the Trustees.


    3. CONTINUATION; AMENDMENT; TERMINATION; NOTICE.

      A. This Agreement (i) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (ii) shall continue in effect as to the Trust or any Fund only so long as specifically approved at least annually by the Trustees or shareholders of the Trust or Fund and (iii) may be amended at any time by written agreement of the parties, each in accordance with the Act and the Rule.

      B. This Agreement (i) shall terminate immediately upon the effective date of any later dated agreement relating to the subject matter hereof, and (ii) may be terminated upon 60 days' notice without penalty by a vote of the Trustees or by LFDI or otherwise in accordance with the Act, and (iii) will terminate immediately in the event of its assignment (as defined in the Act). Upon termination the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

      C. All notices required under this Agreement shall be in writing and delivered to the office of the other party.

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    4. AGREEMENT AND DECLARATION OF TRUST. A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. As to the Trust this Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the relevant Fund.

Agreed:

LIBERTY VARIABLE INVESTMENT TRUST


By:
   /s/Nancy L. Conlin
Nancy L. Conlin, Secretary


LIBERTY FUNDS DISTRIBUTOR, INC.


By:
   /s/James Tambone
JAMES TAMBONE, CO-PRESIDENT

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                                   APPENDIX 1

                               AS OF MAY 30, 2000

Liberty Variable Investment Trust
Class B Shares of the following series:

Colonial International Horizons Fund, Variable Series
Colonial Global Equity Fund, Variable Series
Crabbe Huson Real Estate Investment Fund, Variable Series
Liberty Value Fund, Variable Series
Colonial High Yield Securities Fund, Variable Series
Colonial International Fund for Growth, Variable Series
Colonial Small Cap Value Fund, Variable Series
Colonial Strategic Income Fund, Variable Series
Colonial U.S. Growth & Income Fund, Variable Series
Liberty All-Star Equity Fund, Variable Series
Newport Tiger Fund, Variable Series
Stein Roe Global Utilities Fund, Variable Series
Liberty Newport Japan Opportunities Fund, Variable Series
Liberty Select Value Fund, Variable Series
Liberty S&P 500 Index Fund, Variable Series
Rydex Health Care Fund, Variable Series
Rydex Financial Services Fund, Variable Series